Exhibit 99.1
Press Release
Contact:	Jim Delamater, President & CEO Northeast Bancorp

Wednesday February 20, 12:50 pm Eastern Time

Press Release

SOURCE: Northeast Bancorp

Northeast Bank Announces Acquisition of Kendall Insurance Agency

AUBURN, Maine--(BUSINESS WIRE)--Feb. 20, 2002--Northeast Bank, via its wholly owned subsidiary, Northeast Financial Services Inc., has acquired the Kendall Insurance Agency. Kendall Insurance, located in Bethel, has served western Maine since 1958.

Jim Delamater, President & CEO, said, ``Our company is pleased to add the Kendall Insurance Agency and their customers to Northeast Financial Services and we look forward to maintaining the high standards of personal service that this insurance agency has delivered for many years.''

Northeast Financial Services, is the investment and insurance arm of Northeast Bank that delivers a full array of investments and insurance products. The Kendall Agency will bring additional resources and an experienced staff to an established Northeast team of investment and insurance professionals.

Northeast Financial Services has offices located throughout the Northeast Bank branch network, including Bethel, Augusta, Harrison, South Paris, Brunswick, Mechanic Falls, Buckfield, Richmond, Lewiston, Lisbon Falls, Auburn and Falmouth.

Delamater added, ``Our company is pleased to be able to offer our customers access to virtually every financial product and service the world has to offer and the acquisition of the Kendall Insurance Agency is well suited to our business plan to deliver a one-stop shopping environment to each and every member of the many communities we serve.''

Northeast Bancorp offers its customers access to all traditional bank products, such as loans and deposit services, investment services which include stocks, bonds, mutual funds, annuities, life insurance, trust services, retirement products and personal and business financial planning. The acquisition of the Kendall Insurance Agency will enhance Northeast's ability to offer property and casualty insurance, thereby, allowing customers the convenience of service when evaluating, purchasing, financing and insuring their investment while visiting any Northeast Bank location.

Northeast Bank is owned by Northeast Bancorp, a public company that trades on the American Stock Exchange under the symbol ``NBN''.

Contact:

Northeast Bancorp
Jim Delamater
207-777-6411